Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
11/5/2025	Investors: Dexter Congbalay, investor.relations@us.mcd.com
Media: Lauren Altmin, lauren.altmin@us.mcd.com
McDONALD'S REPORTS THIRD QUARTER 2025 RESULTS

•Global comparable sales increased 3.6%, with broad-based growth across all segments

•Global Systemwide sales* were over $36 billion for the quarter, an increase over prior year of 8% (6% in constant currency)

•Systemwide sales to loyalty members across 60 loyalty markets were approximately $34 billion for the trailing twelve-month period and over $9 billion for the quarter

CHICAGO, IL - McDonald's Corporation today announced results for the third quarter ended September 30, 2025.

“We increased global Systemwide sales by 6% and grew comp sales across all segments, a testament to our ability to deliver sustainable growth even in a challenging environment,” said Chairman and CEO Chris Kempczinski. “We're fueling momentum by delivering everyday value and affordability, menu innovation, and compelling marketing that continue to bring customers through our doors.”

Third quarter financial performance:
•Global comparable sales increased 3.6%:
•U.S. increased 2.4%
•International Operated Markets increased 4.3%
•International Developmental Licensed Markets increased 4.7%
•Consolidated revenues increased 3% (1% in constant currencies).
•Systemwide sales increased 8% (6% in constant currencies).
•Consolidated operating income increased 5% (3% in constant currencies). Results included pre-tax charges of $39 million primarily related to restructuring charges associated with Accelerating the Organization. Excluding these current year charges, as well as prior year pre-tax charges of $98 million, consolidated operating income increased 3% (1% in constant currencies).**
•Diluted earnings per share was $3.18, an increase of 2% (flat in constant currencies). Excluding the current year charges described above of $0.04 per share, diluted earnings per share was flat at $3.22 (a decrease of 1% in constant currencies) when also excluding prior year charges.**

*Refer to page 4 for a definition of Systemwide sales.
**Refer to pages 2 and 3 for additional details on our results for the third quarter 2025 and 2024.

COMPARABLE SALES

	Increase/(Decrease)
	Quarters Ended September 30,
	2025	2024
U.S.	2.4%	0.3%
International Operated Markets	4.3	(2.1)
International Developmental Licensed Markets	4.7	(3.5)
Total Company	3.6%	(1.5)%

•U.S.: Comparable sales results were primarily driven by positive check growth.

•International Operated Markets: All markets reflected positive comparable sales, led by Germany and Australia.

•International Developmental Licensed Markets: Positive comparable sales were led by Japan, with all geographic regions reflecting positive comparable sales.

KEY FINANCIAL METRICS - CONSOLIDATED
Dollars in millions, except per share data

	Quarters Ended September 30,				Nine Months Ended September 30,
	2025	2024	Inc/ (Dec)	Inc/ (Dec) Excluding Currency Translation	2025	2024	Inc/ (Dec)	Inc/ (Dec) Excluding Currency Translation
Revenues	$7,078	$6,873	3%	1%	$19,876	$19,532	2%	1%
Operating income	3,357	3,188	5	3	9,237	8,844	4	3
Net income	2,278	2,255	1	—	6,399	6,207	3	2
Earnings per share-diluted	$3.18	$3.13	2%	—%	$8.92	$8.59	4%	3%

Results for 2025 included the following:
•Net pre-tax charges of $39 million, or $0.04 per share, for the quarter and $148 million, or $0.16 per share, for the nine months, primarily related to restructuring charges associated with the Company's internal effort to modernize ways of working (Accelerating the Organization)
Results for 2024 included the following:
•Net pre-tax charges of $52 million, or $0.05 per share, for the quarter and $142 million, or $0.15 per share, for the nine months, primarily consisted of transaction costs and non-cash impairment charges associated with the sale of McDonald's business in South Korea and transaction costs associated with the acquisition of McDonald's business in Israel
•Pre-tax charges of $46 million, or $0.05 per share, for the quarter and $146 million, or $0.15 per share, for the nine months, related to restructuring charges associated with Accelerating the Organization
Excluding the above items, operating income growth for both periods was primarily driven by higher sales-driven Franchised margins, partly offset by higher Selling, general, and administrative expenses.

NET INCOME AND EARNINGS PER SHARE-DILUTED RECONCILIATION
Dollars in millions, except per share data

	Quarters Ended September 30,
	Net Income				Earnings per share - diluted
	2025	2024	Inc/ (Dec)	Inc/ (Dec) Excluding Currency Translation	2025	2024	Inc/ (Dec)	Inc/ (Dec) Excluding Currency Translation
GAAP	$2,278	$2,255	1%	—%	$3.18	$3.13	2%	—%
(Gains)/Charges	30	67			0.04	0.10
Non-GAAP	$2,308	$2,322	(1)%	(2)%	$3.22	$3.23	—%	(1)%

	Nine Months Ended September 30,
	Net Income				Earnings per share - diluted
	2025	2024	Inc/ (Dec)	Inc/ (Dec) Excluding Currency Translation	2025	2024	Inc/ (Dec)	Inc/ (Dec) Excluding Currency Translation
GAAP	$6,399	$6,207	3%	2%	$8.92	$8.59	4%	3%
(Gains)/Charges	114	218			0.16	0.30
Non-GAAP	$6,513	$6,425	1%	1%	$9.08	$8.89	2%	1%

THE FOLLOWING DEFINITIONS APPLY TO THESE TERMS AS USED THROUGHOUT THIS RELEASE
Constant currency results exclude the effects of foreign currency translation and are calculated by translating current year results at prior year average exchange rates. Management reviews and analyzes business results excluding the effect of foreign currency translation, impairment and other charges and gains, as well as material regulatory and other income tax impacts, and bases incentive compensation plans on these results because the Company believes this better represents underlying business trends.
Comparable sales and comparable guest counts are compared to the same period in the prior year and represent sales and transactions, respectively, at all restaurants, whether owned and operated by the Company or by franchisees, in operation at least thirteen months including those temporarily closed. Some of the reasons restaurants may be temporarily closed include reimaging or remodeling, rebuilding, road construction, natural disasters, pandemics and acts of war, terrorism or other hostilities. Comparable sales exclude the impact of currency translation and the sales of any market considered hyperinflationary (generally identified as those markets whose cumulative inflation rate over a three-year period exceeds 100%), which management believes more accurately reflects the underlying business trends. Comparable sales are driven by changes in guest counts and average check, the latter of which is affected by changes in pricing and product mix.
Systemwide sales include sales at all restaurants, whether owned and operated by the Company or by franchisees. Systemwide sales to loyalty members are comprised of all sales to customers who self-identify as a loyalty member when transacting with both Company-owned and operated and franchised restaurants. Systemwide sales to loyalty members are measured across 60 markets with loyalty programs. Systemwide sales to loyalty members represents an aggregation of the prior four quarters of sales to loyalty members active in the last 90 days of the respective quarter. While franchised sales are not recorded as revenues by the Company, management believes the information is important in understanding the Company's financial performance because these sales are the basis on which the Company calculates and records franchised revenues and are indicative of the financial health of the franchisee base. The Company's revenues consist of sales by Company-owned and operated restaurants and fees from franchised restaurants operated by conventional franchisees, developmental licensees and affiliates. Changes in Systemwide sales are primarily driven by comparable sales and net restaurant unit expansion.
Free cash flow, defined as cash provided by operations less capital expenditures, and free cash flow conversion rate, defined as free cash flow divided by net income, are measures reviewed by management in order to evaluate the Company’s ability to convert net profits into cash resources, after reinvesting in the core business, that can be used to pursue opportunities to enhance shareholder value.
RELATED COMMUNICATIONS
This press release should be read in conjunction with Exhibit 99.2 to the Company's Form 8-K filing for supplemental information related to the Company's results for the quarter and nine months ended September 30, 2025.
McDonald’s Corporation will broadcast its investor earnings conference call live over the Internet at 7:30 a.m. (Central Time) on November 5, 2025. A link to the live webcast will be available at www.investor.mcdonalds.com. There will also be an archived webcast available for a limited time thereafter.
UPCOMING COMMUNICATIONS
For important news and information regarding McDonald's, including the timing of future investor conferences and earnings calls, visit the Investor Relations section of the Company's Internet home page at www.investor.mcdonalds.com. McDonald's uses this website as a primary channel for disclosing key information to its investors, some of which may contain material and previously non-public information.
ABOUT McDONALD’S
McDonald’s is the world’s leading global foodservice retailer with over 44,000 locations in over 100 countries. Approximately 95% of McDonald’s restaurants worldwide are owned and operated by independent local business owners.
FORWARD-LOOKING STATEMENTS
This release contains certain forward-looking statements, which reflect management's expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. Factors that could cause actual results to differ materially from expectations are detailed in the Company’s filings with the Securities and Exchange Commission, including the risk factors discussed in Exhibit 99.2 to the Company’s Form 8-K filing on November 5, 2025. The Company undertakes no obligation to update such forward-looking statements, except as may otherwise be required by law.

McDONALD'S CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)

Dollars and shares in millions, except per share data
Quarters Ended September 30,	2025	2024	Inc/ (Dec)
Revenues
Revenues from franchised restaurants	$4,363	$4,094	$270	7%
Sales by Company-owned and operated restaurants	2,563	2,656	(93)	(3)
Other revenues	151	124	27	22

TOTAL REVENUES	7,078	6,873	204	3

Operating costs and expenses
Franchised restaurants-occupancy expenses	666	646	20	3
Company-owned and operated restaurant expenses	2,172	2,248	(76)	(3)
Other restaurant expenses	135	104	31	30
Selling, general & administrative expenses
Depreciation and amortization	121	111	9	8
Other	664	536	128	24
Other operating (income) expense, net	(37)	39	(76)	n/m
Total operating costs and expenses	3,721	3,685	36	1

OPERATING INCOME	3,357	3,188	168	5

Interest expense	406	381	26	7
Nonoperating (income) expense, net	1	(36)	36	n/m

Income before provision for income taxes	2,949	2,843	106	4
Provision for income taxes	671	588	83	14

NET INCOME	$2,278	$2,255	$23	1%

EARNINGS PER SHARE-DILUTED	$3.18	$3.13	$0.05	2%

Weighted average shares outstanding-diluted	715.9	720.0	(4.2)	(1)%
n/m Not meaningful

McDONALD'S CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)

Dollars and shares in millions, except per share data
Nine Months Ended September 30,	2025	2024	Inc/ (Dec)
Revenues
Revenues from franchised restaurants	$12,238	$11,756	$481	4%
Sales by Company-owned and operated restaurants	7,154	7,472	(318)	(4)
Other revenues	485	304	181	60

TOTAL REVENUES	19,876	19,532	344	2

Operating costs and expenses
Franchised restaurants-occupancy expenses	1,940	1,902	38	2
Company-owned and operated restaurant expenses	6,109	6,358	(249)	(4)
Other restaurant expenses	424	241	183	76
Selling, general & administrative expenses
Depreciation and amortization	333	311	23	7
Other	1,834	1,748	86	5
Other operating (income) expense, net	(1)	129	(131)	n/m
Total operating costs and expenses	10,639	10,688	(49)	—

OPERATING INCOME	9,237	8,844	393	4

Interest expense	1,172	1,126	46	4
Nonoperating (income) expense, net	(75)	(90)	15	(16)

Income before provision for income taxes	8,140	7,807	333	4
Provision for income taxes	1,740	1,600	140	9

NET INCOME	$6,399	$6,207	$193	3%

EARNINGS PER SHARE-DILUTED	$8.92	$8.59	$0.33	4%

Weighted average shares outstanding-diluted	717.2	722.7	(5.5)	(1)%
n/m Not meaningful